Exhibit 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor/Media Contact:	Peg Lupton
(203) 743-8234

Ethan Allen Updates Comments on Business Trends
In Advance of Investor Conference

Danbury, CT –September 25, 2006; Ethan Allen Interiors Inc. (NYSE: ETH) is hosting an investor conference on September 26, 2006.

In anticipation of being asked to comment on current business, Chairman and CEO, Farooq Kathwari said, “As previously indicated, sales in recent months have slowed as consumer confidence has remained weak. In addition, we find ourselves up against tough comparable results for the prior year quarter during which time we experienced a 9% increase in sales and a 15% increase in comparable retail written sales. The prior year quarter also marked the first phase of our initiative to reduce the lead time in filling customer orders. The faster backlog turnover afforded by this initiative reduces the forward visibility of delivered sales, subjecting our business to more volatility as demand levels fluctuate. We currently anticipate that revenues for the quarter ending September 30, 2006, will total $240 to $245 million.”

Mr.Kathwari continued, “Importantly, the implementation of “Everyday Best Pricing” means that consumers now make purchases when it is most convenient for them, and we know that the summer months present numerous other activities and commitments. We have seen some positive trends in September and, should those trends continue, we could benefit in the second quarter.”

“We recently conducted an international convention which was attended by more than 800 of our Ethan Allen associates during which time we unveiled major renovations in our Danbury design center that serve to take our focus on providing decoration solutions and interior design service to a new level. In addition, we introduced two new product collections – Modern Glamour and Horizons Studio – which will arrive in our retail network next spring.”

The Investor Conference begins at 10:15 AM. Management’s presentations and the Q&A session will be webcast live at http://www.ethanallen.com/investors.

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings, selling a full range of products through an exclusive network of more than 300 design centers located in the United States, Canada, and overseas. The Company is vertically integrated with manufacturing facilities and sawmills located throughout the United States.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.